EXHIBIT 99.1

3D Systems Stockholders Approve Increase in Authorized Shares of Common Stock

ROCK HILL, S.C., Oct. 7, 2011 (GLOBE NEWSWIRE) -- 3D Systems Corporation (NYSE:DDD) today announced that, at a special meeting held today, its stockholders approved an amendment to its Certificate of Incorporation to increase the authorized number of shares of Common Stock from 60,000,000 to 120,000,000.

 "We are grateful to our stockholders for their support," said Abe Reichental, President and Chief Executive Officer, 3D Systems. "This increase in our authorized shares restores our flexibility to use newly issued shares of our common stock for appropriate corporate purposes."

About 3D Systems Corporation

3D Systems is a leading provider of 3D content-to-print solutions including 3D printers, print materials and on-demand custom parts services for professionals and consumers alike. The company also provides creative content development, design productivity tools and curation services and downloads. Its expertly integrated solutions replace, displace and complement traditional methods and reduce the time and cost of designing new products by printing real parts directly from digital input. These solutions are used to rapidly design, communicate, prototype and produce functional parts, empowering its customers to create with confidence.

More information on the company is available at www.3DSystems.com.

To experience 3D Systems' entire range of 3D content-to-print products and services please visit www.printin3D.com, www.production3dprinters.com, www.toptobottomdental.com, www.quickparts.com, www.3Dproparts.com, www.alibre.com, www.bitsfrombytes.com, www.botmill.com, www.The3dStudio.com, www.freedomofcreation.com, www.sycode.com, blog.3dsystems.com, or via email at moreinfo@3Dsystems.com.

The 3D Systems Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4537

CONTACT: Investor Contact:
         Stacey Witten
         803-326-4010
         E-mail: WittenS@3dsystems.com

         Media Contact:
         Cathy Lewis
         803-326-3950
         Email: LewisCL@3dsystems.com